IN THE UNITED STATES DISTRICT COURT FOR
                            THE DISTRICT OF DELAWARE

GOLDEN CYCLE, LLC, a Pennsylvania                    )
limited liability company,                           )
                                                     )
                                    Plaintiff,       )
                                                     )
                           v.                        )  Civil Action No. _______
                                                     )
LIONEL M. ALLAN, JAMES J. KELLY, JR.,                )
JOSEPH F. KEENAN, JOSEPH PIAZZA and                  )
GLOBAL MOTORSPORT GROUP, INC.,                       )
                                                     )
                                    Defendants.      )


                                    COMPLAINT

       Golden Cycle, LLC ("Golden Cycle"), as and for its Complaint, alleges on knowledge with respect to itself and its own acts, and upon information and belief as to all other matters, as follows:

                              NATURE OF THE ACTION

       1. On March 24, 1998, Plaintiff Golden Cycle filed with the Securities and Exchange Commission (the "SEC") preliminary proxy materials relating to a planned solicitation of consents to remove and to replace the individual Defendants as directors of Defendant Global Motorsport Group, Inc. ("Global"). Golden Cycle seeks to replace the Board in order to remove impediments to its Proposed Acquisition (defined below) to acquire Global, or to other transactions that would maximize stockholder value.

       2. On April 1, 1998, Global issued a press release stating it had purported to set a March 30, 1998, record date for determining stockholders authorized to express consents. As shown below, Global chose a record date before Golden Cycle's proxy materials had cleared the SEC in an apparent effort to impede the consent solicitation.

       3. The federal securities laws require Global to communicate the record date as promptly as practicable to entities holding shares for beneficial owners and to request lists of such beneficial holders as of the record date. On information and belief, Global has failed to do so and has communicated incorrect and misleading information about the record date.

       4. Defendants' actions violate the federal securities laws and are unfairly and inequitably interfering with Golden Cycle's consent solicitation and its Proposed Acquisition. Plaintiff has no adequate remedy at law.

                       THE PARTIES, JURISDICTION AND VENUE

       5. Plaintiff Golden Cycle is a Pennsylvania limited liability company with its principal place of business in Harrisburg, Pennsylvania. Golden Cycle is the registered owner of 100 shares of Global's common stock, and the beneficial owner of 528,700 shares. Golden Cycle's holdings represent about 10.4% of Global's outstanding capital stock.

       6. Defendant Global is a Delaware corporation with its principal place of business in California. Global is the largest independent supplier of aftermarket parts and accessories, including replacement parts, custom parts and apparel, for Harley-Davidson motorcycles. As of October 31, 1997, Global had 5,077,442 shares of common stock outstanding.

       7. The Individual Defendants are Defendant Global's directors. In addition, Defendant Joseph Piazza is Global's President and Chief Executive Officer, Defendant Joseph F. Keenan is the Chairman of the Board, and Defendant James J. Kelly, Jr. is the Chief Financial Officer.

       8. This Court has subject matter jurisdiction pursuant to 15 U.S.C. ss. 78aa. Acts giving rise to Golden Cycle's claim have occurred in this District and Global is incorporated in Delaware. Venue properly lies within this District pursuant to 28 U.S.C. ss. 1391.

                               FACTUAL BACKGROUND


       9. On March 23, 1998, Golden Cycle submitted its Proposed Acquisition to Global in writing. The Proposed Acquisition contemplates a merger between Golden Cycle and Global in which each share of Global common stock would be purchased for a price of $18 (the "Proposed Acquisition") -- a 26% premium over the market value just prior to delivery of the Proposed Acquisition. Golden Cycle also advised Global of its intent to file with the SEC preliminary materials for soliciting written consents from Global's stockholders to remove Global's directors and to replace them with nominees committed to removing impediments to the consummation of the Proposed Acquisition or other value maximizing transactions (the "Consent Solicitation").

       10. Golden Cycle filed preliminary consent solicitation materials with the SEC on March 24, 1998. On April 3, the SEC provided Golden Cycle with technical comments on the proxy materials. Golden Cycle is responding to the SEC's comments, intends to commence the Consent Solicitation promptly on receiving SEC clearance, and hopes to receive such clearance within the next few days.

       11. Global has made plain its intent to disrupt and impede the Consent Solicitation. In a March 25, 1998, press release, Global warned the market that "[i]t should not be assumed that any transaction will occur."

       12. On March 31, after ignoring repeated requests to engage in negotiations with Golden Cycle, Global's chairman, Defendant Keenan, wrote an invective-filled letter to

Golden Cycle's president accusing Golden Cycle of a lack of "serious[ness]," of "naivete" and of attempting to "bull[y]" Global. Defendant Keenan's letter also expressed "disappointment that, with absolutely no prior discussion between you and any representative of the Company, you faxed ... a letter late in the day on Monday, March 23, 1988 and then filed materials with the [SEC] on Tuesday, March 24, 1998, calling for the removal of the entire Board."

                          DEFENDANT SETS A RECORD DATE

       13. On April 1, Global issued a release announcing it had set a March 30 record date for the Consent Solicitation (the "Record Date"). Although Global has not disclosed the date on which it took the action setting the Record Date, to be valid under Delaware law that action must have been taken on or before March 30. Therefore, the Board must have waited until at least the second business day after it set the Record Date to announce its action.

       14. By selecting a Record Date earlier than the date on which Golden Cycle can begin soliciting consents, Defendants created an impediment to the Consent Solicitation and, consequently, to the Proposed Acquisition. As shares continue to trade, the set of investors with an economic interest in the Consent Solicitation diverges with the set of investors as of the Record Date. Defendants compounded the effect by delaying the public announcement that it had set the Record Date, thereby depriving purchasers of the ability to demand from sellers a proxy to express consents.

       15. On information and belief, on or about April 2, 1998, agents of Defendants contacted at least one Global stock record holder who holds shares as a fiduciary for beneficial holders and informed the record holder that April 3 was the record date for the Consent Solicitation.

       16. The disclosure of the wrong record is materially false and misleading. It creates confusion in the market about the Consent Solicitation and constitutes a further impediment to Golden Cycle's Proposed Acquisition.

                                    COUNT I
                         (for violation of Rule 14a-13)

       17. Plaintiff repeats the allegations of the Complaint as if fully set forth here.

       18. Rule 14a-13, promulgated by the SEC under the Exchange Act of 1934 (the "Exchange Act"), 17 C.F.R. ss. 240.14a-13, provides, in pertinent part:

          (a) If the registrant knows that securities... entitled to vote... by written consent... with respect to which the registrant intends to solicit... consents... are held of record by a broker, dealer, voting trustee, bank, association, or other entity that exercises fiduciary powers in nominee name or otherwise, the registrant shall:

               (1) By first class mail or other equally prompt means:

                     (i) Inquire of each such record holder:

                         (A) Whether other persons are the beneficial owners of
                    such securities and if so the number of copies of the proxy and other soliciting materials necessary to supply such material to such beneficial owners.

                              *        *       *

             (3) Make the inquiry required by paragraph (a)(1) of this section at least 20 business days prior to the record date or the meeting of the security holders, or

                              *        *         *

                (ii) If consents or authorizations are solicited, and such inquiry is impracticable 20 business days before the earliest date on which they may be used to effect corporate action, as many days before that date as is practicable....

       19. On information and belief, Global intends to and will solicit consents (or revocations of consents) in response to the Consent Solicitation, either of which constitutes a "solicitation" under the Exchange Act.

       20. On information and belief, Defendants are aware that Global's common stock is held of record by brokers, dealers, voting trustees, banks, associations and other entities that exercise fiduciary powers.

       21. By purporting to set a March 30 Record Date, by delaying a public announcement of its purported setting of the Record Date, by delaying direct contacts with fiduciaries holding shares in record name regarding the Record Date and by misinforming fiduciaries of the true Record Date, Defendants have failed to take the steps required by Rule 14a-3 to request and to obtain beneficial holder lists.

       22. Golden Cycle has demanded pursuant to Delaware law the right to inspect and copy Global's stockholder lists. Global is resisting the demand, as a result of which Golden Cycle has brought suit in the Delaware Chancery Court to enforce its right to the information. If Global has the beneficial holder lists it is required to request under Rule 14a-3, it will be obligated to provide them to Golden Cycle. By delaying its request for beneficial holder lists, Global apparently hopes to forestall any obligation to provide those materials to Golden Cycle.

       23. Golden Cycle has no adequate remedy at law.

                                    COUNT II
                          (for violation of Rule 10b-5)


       24. Plaintiff repeats the allegations of the Complaint as if fully set forth here.


       25. Rule 10b-5, 17 C.F.R. ss. 240.10b-5, promulgated by the SEC under the Exchange Act, provides:

          It shall be unlawful for any person, directly or indirectly, by the use of any means or instrumentality of interstate commerce, or of the mails or of any facility of a national securities exchange,

          (a) To deploy any device, scheme or artifice to defraud,

          (b) To make any untrue statement of a material fact or to omit to state a materials fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading,
          (c) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person, in connection with the purchase or sale of any security.

       26. Defendant's statement to fiduciaries that it had set an April 3 record date is materially false and misleading and was made for the purpose of obstructing, and is obstructing, Golden Cycle's Proposed Acquisition to acquire the balance of Global shares by interfering with the Consent Solicitation.

       27. Golden Cycle has no adequate remedy at law.

                                    COUNT III
                       (for controlling person liability)

       28. Plaintiff repeats the allegations of the Complaint as if fully set forth here.

       29. The Individual Defendants have been directly involved, and have actually directed, the actions of Global alleged in this Complaint. As a consequence, they are "controlling persons" under the Federal Securities Laws and are liable for the wrongful conduct alleged here.

       WHEREFORE, Plaintiff Golden Cycle, LLC, prays that this Court enter and Order as follows:

          a. Declaring that Defendants violated Rules 14a-13 and Rule 10b-5;

          b. Declaring that March 30, 1998, is not the valid and effective record date for purposes of the Consent Solicitation;

          c. Temporarily, preliminarily and permanently enjoining the Defendants from further violations of federal law in connection with the Consent Solicitation and the Proposed Acquisition;

          d. Awarding Plaintiff its damages, attorneys' fees and costs; and

          e. Granting such other relief as the Court deems just and equitable.


                                        WOLF, BLOCK, SCHORR & SOLIS-COHEN LLP



                                         BY:
                                            ------------------------------------
                                            David J. Margules (No. 2254)
                                            Todd C. Schiltz (No. 3253)
                                            One Rodney Square
                                            920 King Street, Suite 300
                                            Wilmington, DE  19801
                                            (302) 777-5860
                                            Attorneys for Plaintiff

OF THE PENNSYLVANIA BAR:
M. Norman Goldberger
Matthew A. White

DATE:   April 6, 1998